Exhibit 10.31

February 28, 2007
Mr. William Barker III
1612-A North Mohawk Street
Chicago, IL 60614
Dear Bill:
On behalf of the Sun-Times News Group (STNG), I am pleased to offer you the position of Chief Financial Officer. We believe our challenging environment will provide you with significant opportunities to realize your professional objectives. We are confident that your professional talent would be a great asset to our Company, and more specifically, we would be pleased to have you as a member of the senior management team.
This letter outlines and confirms the compensation and benefits arrangements of your offer and employment with STNG. We also outline some general employment understanding.
Position
Your position will be Chief Financial Officer. Major responsibilities include all aspects of Finance, Accounting, Treasury, Tax, Internal Audit and IT. You will report to Cyrus F. Freidheim, Jr., President and Chief Executive Officer, Sun-Times Media Group.
Employment Date
To begin on February 19, 2007.
Base Salary
Your base salary will be at the annual rate of $310,000.
Senior Executive Incentive Plan
You will be eligible to participate in STNG’s senior executive incentive plan with an annual bonus potential of 75% of base pay, making your total targeted annual compensation $542,500. Incentive or bonus is based on targets set by management for individual and Company performance. The targets are subject to change due to business circumstances. Incentives are generally paid based on current year performance in the first quarter of the following year.

Sign-on Bonus
We will pay you a sign-on bonus of $100,000.00. This cash award will be subject to federal, state, local (if applicable) and FICA withholding. This will be paid immediately after the start of your employment.
Long Term Incentive Plan (LTIP)
You will be eligible for the Long-Term Incentive Plan at up to 75% of salary
-	50% in restricted stock vesting over four years

-	50% in performance stock units with 2X maximum
Benefits
You will be eligible to participate in our various employee benefit programs based on a basis equivalent to that enjoyed by other employees of the Company of similar seniority. Standard major benefits include medical, dental, vision, short-term disability, long-term disability, life insurance and profit sharing. At the executive level, you would be eligible for the Executive Supplemental Life Insurance and Executive Long-Term Disability Insurance plans. Benefits will be explained during Employee Orientation.
You will receive a Company paid parking benefit due to the location and nature of your job.
You will be entitled to four (4) weeks’ vacation per calendar year, including this year 2007. In addition, you will be eligible for all Company holidays as designated by management each year.
Contingencies
This conditional offer of employment is contingent upon the following conditions and may be withdrawn by STNG due to your inability to satisfy any one or more of these conditions. STNG or its vendor will direct the reference evaluation process and may use outside investigative or medical firms.
Physical Exam and Drug Test: You are required to complete a physical examination and drug screen before this offer and your acceptance becomes final.
Past Employment History: This will include an in-depth employment check, civil and criminal litigation checks, professional licensing authorities/securities regulatory checks, forensic article screen and credit review. We can provide you with a document outlining the particulars of the in-depth background check that will be conducted.
Reference Evaluation: We will conduct a check of your business references.
INS: Prior to your employment, we will need documents, which show you are legally entitled to work in the United States. This verification is required by the Immigration and Naturalization Service and Federal Law.

Bill Barker — Offer of Employment	Page 2

Restrictive or Conflict of Interest Information
This offer is made based on your representation that you are not subject to any restrictive covenants with any present and/or former employers. It is important that you are able to properly safeguard confidential information that you may have acquired from your previous employer(s) and that this obligation will not impede your ability to perform your position responsibilities with STNG.
Severance Provisions
We have enclosed a copy of the Key Employee Severance Program.
Confidentiality
You agree to keep specifies of this letter confidential except that you may review it with your financial advisor, attorney or immediate family. You are free to discuss the contents of this letter with me or my designees.
You understand and agree that in the course of your employment, you will receive and become aware of information, projects, practices, customer contracts and potential customers, which are sensitive and confidential in nature. You agree to keep all such information strictly confidential, and further agree that you will not communicate, disclose, divulge or otherwise use, directly or indirectly, such confidential and/or sensitive information during and after your employment with STNG. Confidentially is defined in the STNG Employee Handbook.
Acceptance of Employment Offer
By accepting this offer of employment, you agree this letter contains the entire understanding between STNG and yourself with respect to your employment and supersedes all previous written or oral negotiations, commitments and agreements with respect to an offer of employment.
You understand that this letter is not an employment contract. By signing this letter, you indicate your understanding that STNG is an “at will” employer. This means that you will be free to terminate your employment at any time, for any reason, and STNG is free to do the same. The Key Employment Severance program, attached to this letter is part of our agreement.
You have read and acknowledge understanding of the “Employee Conduct Policy” and “Code of Business Conduct and Ethics” by signing and returning the attached documents.
This letter, and its interpretation and application, will be governed and controlled by the laws of the State of Illinois.
Please acknowledge your acceptance of this offer by signing and returning a copy to me within five business days of receipt.

Bill Barker — Offer of Employment	Page 3

Bill, we look forward to your joining our senior management team. Your contributions will play a key role in STNG’s overall success. If you have any questions, please contact me at (312) 321-3013.
Sincerely,
/s/ Cyrus F. Freidheim, Jr.
Cyrus F. Freidheim, Jr.,
President and Chief Executive Officer
Sun-Times Media Group
Attachments:
Key Employee Severance Program
Acceptance of Employment:

Signature:	/s/ Bill Barker	Date:

Bill Barker — Offer of Employment	Page 4